Exhibit 10.10

MANAGEMENT AGREEMENT

        THIS MANAGEMENT AGREEMENT ("Agreement"), effective this 24th day of September, 2003 ("Effective Date"), is entered into by and between Terence R. Montgomery ("Executive"), Dearborn Holdings Corporation, a Delaware corporation (the "Company"), and InfraSource Incorporated, a Delaware corporation ("InfraSource").

        WHEREAS, the Company is acquiring all of the outstanding capital stock of InfraSource pursuant to that certain Agreement and Plan of Merger, dated as of June 17, 2003, by and among the Company, InfraSource, and the other parties thereto (the "Transaction");

        WHEREAS, Executive desires to provide the Company and certain of its subsidiaries with his services, and the Company desires to employ Executive on the terms and subject to the conditions set forth herein;

        WHEREAS, InfraSource will materially benefit from the services and agreements of Executive hereunder and, to induce Executive to enter into this Agreement and perform services hereunder, desires to join in this Agreement for the purpose of guaranteeing the payment and performance of the Company's compensation and other payment obligations hereunder;

        NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

        1.     Employment. Subject to the terms and conditions of this Agreement, the Company agrees to employ Executive, and Executive agrees to be employed by the Company.

        2.     Position. During the period of his employment hereunder, Executive agrees to serve the Company, and the Company shall employ Executive, as Chief Financial Officer of the Company and as Chief Financial Officer of InfraSource or in such other executive capacity or capacities as may be mutually agreed to from time to time by the Board of Directors of the Company (the "Board") or the Chief Executive Officer of the Company ("CEO"), on the one hand, and Executive, on the other hand. In such position or other capacity, Executive shall have such duties and responsibilities as may be consistent with such position or other capacity.

        3.     At-Will Employment and Duties.

          (a)   Executive and the Company agree that Executive's employment hereunder will be at-will (as defined under applicable law), and may be terminated at any time, for any reason, at the option of either party, subject to the provisions of Section 5 below.

          (b)   Duties. During the period of his employment hereunder and except for illness, reasonable vacation periods, and reasonable leaves of absence, Executive shall in good faith (i) devote all of his business time, attention, skill and efforts to the business and affairs of the Company and its affiliated companies and (ii) report to the CEO.

        4.     Salary; Signing Bonus; Incentive Bonus; Reimbursement of Expenses; Other Benefits.

          (a)   Salary. During the period of employment under this Agreement, Executive shall be paid a salary at the rate of Two Hundred Twenty-Five Thousand Dollars ($225,000.00) per year ("Base Salary"). The Base Salary shall be reviewed annually and may be increased (but not decreased) as determined by the Board (or any duly authorized committee thereof) in its sole discretion.

          (b)   Signing Bonus. Executive shall be entitled to a signing bonus (the "Signing Bonus") in the amount of $150,000.00 to be paid as follows:

            (i)    Seventy-five percent (75%) of the Signing Bonus shall be payable in cash or shares of common stock of the Company ("Shares"), such form of payment to be determined by

    Executive at his sole discretion as provided below (the "Initial Signing Bonus"), the timing of payment to be as provided below. With respect to the Initial Signing Bonus, Executive shall notify the Company in writing within five (5) business days following the Effective Date of Executive's preference as to the form of the payment. If Executive elects to receive the Initial Signing Bonus in Shares only, (x) the Company shall pay Executive that number of Shares equal to the quotient determined by dividing the Initial Signing Bonus by 100.00 per Share (rounded down to the nearest whole Share), and (y) the Company shall pay Executive an amount in cash (the "Gross-Up Amount") sufficient to reimburse Executive for any net Federal, state and/or local income, sales, use, excise or similar taxes ("Taxes") incurred in respect of Executive's receipt of both the Initial Signing Bonus Shares and the Gross-Up Amount, such that, after payment of any Taxes with respect to the Initial Signing Bonus Shares and the Gross-Up Amount, Executive shall be in the same position as if no Taxes were incurred in respect of either the Initial Signing Bonus or the Gross-Up Amount. If Executive does not notify the Company in writing within five (5) business days of his preference as to the form of payment of the Initial Signing Bonus, Executive will be deemed to have elected a cash payment. Payment of the Initial Signing Bonus (whether in cash or Shares) and the Gross-Up Payment, if applicable, shall take place within ten (10) business days following the end of the election period described above.

            (ii)   If Executive is employed by the Company on the day prior to the 2nd anniversary of the Effective Date, the remaining twenty-five (25%) of the Signing Bonus shall be paid within ten (10) business days following the second anniversary of the Effective Date.

          (c)   Annual Incentive Compensation Program. Executive shall be entitled to participate in the Annual Incentive Compensation Program ("AICP") pursuant to the terms and conditions of such program as it may exist from time to time, provided that with respect to Executive,

            (i)    the AICP for calendar year 2003 shall have the same terms and conditions in effect immediately prior to the Transaction, and

            (ii)   the AICP for calendar year 2004 and following may be amended by the Board in its discretion, provided:

              1)    his potential bonus opportunity under the AICP shall be based principally upon sharing in the profitability, cash flow, economic value added or related financial performance parameters,

              2)    the formula for the plan will be such that, if applied to actual performance for 2002 and 2003, the result would not decrease the actual bonus pool contribution for those years,

              3)    future changes to the AICP or its formulation shall be made in consultation with senior management (the CEO, the Chief Financial Officer of the Company and the applicable business unit head) with the consent of the CEO, and, for each business unit, with the approval of the head of that business unit,

              4)    if senior management (the CEO, the Chief Financial Officer of the Company and the applicable business unit head) concludes that the new formulation has had an unintended and material negative impact on the amount of the bonus pool, the Board shall reasonably consider an adjustment in the program to adjust for such unintended impact,

              5)    his potential bonus opportunity shall be maintained at least at the current level and no upper limit shall be placed on the amount of his potential bonus opportunity,

              6)    his potential bonus opportunity shall be based on the composite performance of the Company.

          (d)   Stock Options. Subject to approval by the Board, Executive shall be granted an option to purchase 10523 shares of common stock of Dearborn, with a per share exercise price equal to $100.00 per share, pursuant to the terms and conditions of the Company's 2003 Stock Incentive Plan (the "Plan") and form of stock option agreement.

          (e)   Reimbursement of Expenses. The Company shall pay or reimburse Executive, in accordance with its normal policies and practices, for all reasonable travel and other expenses incurred by Executive in performing his obligations under this Agreement.

          (f)    Other Benefits. During the period of employment under this Agreement, Executive shall be entitled to participate in all other benefits of employment generally available to other executives of the Company and those benefits for which such persons are or shall become eligible, when and as he becomes eligible therefore (including but not limited to any deferred compensation plan and 401(k) plan). Any material change of benefits actually or potentially reducing benefits shall be made in consultation with management and with the consent of the CEO.

        5.     Termination of Employment.

          (a)   Termination by the Company for Cause. The Company may terminate Executive's employment under this Agreement for "Cause" (as hereinafter defined) or otherwise at will at any time immediately upon written notice, or where applicable, upon Executive's failure to cure the breach as provided below, whereupon the Company shall have no further obligation hereunder to Executive, except for payment of amounts of Base Salary accrued through the termination date. For purposes of this agreement, "Cause" shall mean: (i) the continued willful failure by Executive to substantially perform his duties with the Company, (ii) the willful engaging by Executive in gross misconduct materially and demonstrably injurious to the Company or (iii) Executive's material breach of Sections 3, 6 or 7 of this Agreement; provided, that with respect to any breach that is curable by Executive, as determined by the Board in good faith, the Company has provided Executive written notice of the material breach and Executive has not cured such breach, as determined by the Board in good faith, within fifteen (15) days following the date the Company provides such notice. If Executive thereafter intentionally repeats the breach he previously cured, such breach shall no longer be deemed curable.

          (b)   Termination as a Result of Executive's Death or Disability. If Executive's employment hereunder is terminated by reason of Executive's Disability (as hereinafter defined) or death, Executive's (or Executive's estate's) right to benefits under this Agreement will terminate as of the date of such termination and all of the Company's obligations hereunder shall immediately cease and terminate, except that Executive or Executive's estate, as the case may be, will be entitled to receive accrued Base Salary and benefits through the date of termination as well as any pro-rated share (based on the period of actual employment) of any bonus under the AICP that Executive would have been entitled to had he worked the full year during which the termination occurred, provided that where Executive's bonus is subject to individual criteria the allocation shall be made by Executive's immediate supervisor taking into account historical bonus amounts, such payment to be made in full within forty-five (45) days following the determination of the amount thereof (but in no case later than ninety (90) days after the close of the termination year) and in accordance with the Company's normal payroll practices and procedures (and no part shall be contributed to a retirement or deferred compensation mechanism). As used herein, Executive's Disability shall have the meaning set forth in any long-term disability plan in which Executive participates, and in the absence thereof shall mean that, due to physical or mental illness, Executive shall have failed to perform his duties on a full-time basis hereunder for one hundred eighty (180) consecutive days and shall not have returned to the performance of his duties hereunder on a full-time basis before the end of such period, and if Disability has occurred termination shall occur within thirty (30) days after written notice of termination is given (which notice may be given before the end of the one hundred eighty (180) day period described above so as to cause termination of employment to occur as early as the last day of such period).

          (c)   Termination by Executive for Good Reason or by the Company other than as a Result of Executive's Death or Disability or other than for Cause.

            (i)    If, on or prior to the second anniversary of the Effective Date, Executive's employment is terminated by Executive for "Good Reason" (as hereinafter defined) or by the Company for any reason other than Executive's death or Disability or other than for Cause, subject to Executive entering into and not revoking a release of claims in favor of the Company in the form attached hereto as Exhibit A (the "Release") and abiding by the non-competition provision set forth in Section 6(b), Executive shall be entitled to the following benefits:

              1)    Payment in cash of any unpaid portion of the Signing Bonus set forth in section 4(b)(ii) within ten (10) business days following such termination.

              2)    Payment in cash of an amount equal to the pro-rated share (based on the period of actual employment) of any bonus under the AICP that Executive would have been entitled to had he worked the full year during which the termination occurred, provided that where Executive's bonus is subject to individual criteria the allocation shall be made by Executive's immediate supervisor taking into account historical bonus amounts, such payment to be made in full within forty-five (45) days following the determination of the amount thereof (but in no case later than ninety (90) days after the close of the termination year) and in accordance with the Company's normal payroll practices and procedures (and no part shall be contributed to a retirement or deferred compensation mechanism).

              3)    Cash severance payments equal in the aggregate to the sum of two (2) times the sum of (i) Executive's Base Salary at the time of termination and (ii) Executive's target bonus under the AICP for the year in which such termination occurred (stated, where no target exists, as the average of Executive's bonuses over the immediately preceding three (3) bonus years), such severance payment not to exceed $550,000.00 in the aggregate. The severance payment shall be payable in twenty-four (24) equal monthly installments beginning at the end of the first full month following termination of employment.

              4)    Continuation of Executive's medical and health insurance benefits for a period equal to the lesser of (i) twenty four (24) months, or (ii) the period ending on the date Executive first becomes entitled to medical and health insurance benefits under any plan maintained by any person for whom Executive provides services as an employee or otherwise.

            (ii)   If, following the second anniversary of the Effective Date, Executive's employment is terminated by Executive for "Good Reason" (as hereinafter defined) or by the Company for any reason other than Executive's death or Disability or other than for Cause, subject to Executive entering into and not revoking the Release and abiding by the non-competition provision set forth in Section 6(b), Executive shall be entitled to the following benefits:

              1)    Payment in cash of an amount equal to the pro-rated share (based on the period of actual employment) of any bonus under the AICP that Executive would have been entitled to had he worked the full year during which the termination occurred, provided that where Executive's bonus is subject to individual criteria the allocation shall be made by Executive's immediate supervisor taking into account historical bonus amounts, such payment to be made in full within forty-five (45) days following the determination of the amount thereof (but in no case later than ninety (90) days after the close of the termination year) and in accordance with the Company's normal payroll practices and procedures (and no part shall be contributed to a retirement or deferred compensation mechanism).

              2)    Cash severance payments equal to two (2) times Executive's Base Salary at the time of termination. The severance payments shall be payable in twenty-four (24) equal monthly installments beginning at the end of the first full month following termination of employment.

              3)    Continuation of Executive's medical and health insurance benefits for a period equal to the lesser of (i) twenty four (24) months, or (ii) the period ending on the date Executive first becomes entitled to medical and health insurance benefits under any plan maintained by any person for whom Executive provides services as an employee or otherwise.

            (iii)  Notwithstanding the provisions of Section 5(c)(i) and (ii), if, in connection with a Change of Control Transaction or within two (2) years thereafter, Executive's employment is terminated by Executive for "Good Reason" or by the Company for any reason other than Executive's death or Disability or other than for Cause, Executive shall be entitled to the benefits set forth in Section 5(c)(i), subject to Executive entering into and not revoking the Release and abiding by the non-competition provision set forth in Section 6(b).

            (iv)  For purposes of this Agreement, "Good Reason" shall mean (a) a material reduction (without Executive's express written consent) in Executive's title or responsibilities, (b) the Company's material breach (without Executive's express written consent) of Sections 2 or 4 of this Agreement, or (c) relocation of Executive's primary place of work more than thirty (30) miles from its current location; provided, that Executive has provided the Company written notice of the material breach and the Company has not cured such breach within fifteen (15) days following the date Executive provides such notice. If the Company thereafter intentionally repeats the breach it previously cured, such breach shall no longer be deemed curable.

            (v)   For purposes of this Agreement, "Change of Control Transaction" shall have the meaning set forth in the Stockholders' Agreement by and among the Company and certain of its stockholders, dated as of September 24th, 2003.

          (d)   Termination by Executive other than for Good Reason. Executive may terminate his employment with the Company other than for Good Reason upon thirty (30) days written notice to the Company, after which the Company shall have no further obligation hereunder to Executive, except for payment of amounts of Base Salary and other benefits accrued through the termination date, or as otherwise provided in this Section 5(d) below.

            (i)    If such termination occurs on or prior to the second anniversary of the Effective Date, Executive agrees to be bound by the non-competition provision set forth in Section 6(b) below for a period of one (1) year following termination of employment (the "First Year") provided that in such case the Company agrees, subject to Executive entering into and not revoking the Release, to the continuation of Executive's medical and health insurance benefits for a period equal to the lesser of (i) the First Year, or (ii) the period ending on the date Executive first becomes entitled to medical and health insurance benefits under any plan maintained by any person for whom Executive provides services as an employee or otherwise. Thereafter Executive agrees, at the written election of the Company, to be bound by the non-competition provision set forth in Section 6(b) for an additional year (the "Second Year") and, subject to his entering and not revoking the Release, shall be entitled to (A) cash payments (the "Non-Competition Payment") equal in the aggregate to the positive difference, if any, between (i) Executive's Base Salary at the time of termination and (ii) the "Option Spread Value," as determined below, and (B) continuation of Executive's medical and health insurance benefits for a period equal to the lesser of (i) the Second Year, or (ii) the period ending on the date Executive first becomes entitled to medical and health insurance benefits under any plan maintained by any person for whom Executive provides services as an employee or otherwise.

              1)    The Non-Competition Payment shall be payable in twelve (12) equal monthly installments commencing in the first month of the Second Year.

              2)    If the Company desires to make the election set forth in (d)(i) above, such election shall be provided according to the Notice provision set forth in Section 8 below within 120 days after the date of termination of Executive's employment.

              3)    The "Option Spread Value" means the positive difference, if any, between (x) the aggregate Fair Market Value (as defined in the Plan) of the Shares that have vested at the time of Executive's termination pursuant to options granted to Executive and (y) the aggregate exercise price of such Shares, regardless of whether the options have been exercised.

            (ii)   If such termination occurs after the second anniversary of the Effective Date, and the Company elects in writing within thirty (30) days following the date of termination (the "Initial Election"), Executive agrees to be bound by the non-competition provision set forth in Section 6(b) below for the First Year and, subject to Executive entering into and not revoking the Release, Executive shall be entitled to the Non-Competition Payment II, as determined below, and, provided that in such case the Company agrees to continuation of Executive's medical and health insurance benefits for a period equal to the lesser of (i) the First Year, or (ii) the period ending on the date Executive first becomes entitled to medical and health insurance benefits under any plan maintained by any person for whom Executive provides services as an employee or otherwise.

              1)    The "Non-Competition Payment II" shall be cash payments payable in twelve equal monthly installments commencing within thirty (30) days following termination of Executive's employment, and equal in the aggregate to the positive difference, if any, between (i) Executive's Base Salary at the time of termination and (ii) the Option Spread Value.

              2)    If the Company has made the Initial Election, the Company may further elect in writing no later than 120 days after the date of termination to extend the period for which Executive is bound under the non-competition provision of Section 6 (b) below for the Second Year, in which case Executive shall be entitled to the Non-Competition Payment III, as determined below, and continuation of Executive's medical and health insurance benefits for a period equal to the lesser of (i) the Second Year, or (ii) the period ending on the date Executive first becomes entitled to medical and health insurance benefits under any plan maintained by any person for whom Executive provides services as an employee or otherwise.

              3)    The "Non-Competition Payment III" shall be cash payments payable in twelve (12) equal monthly installments commencing on the first month of the Second Year, equal in the aggregate to (i) two (2) times Executive's Base Salary less (ii) the Option Spread Value less (iii) amounts paid under Section 5(d)(ii)(1) above.

              4)    In the event Executive does not provide the Company with the thirty (30) days' notice set forth in Section 5(d), Executive shall in all events be bound by the provisions of Section 6(b) until the expiration of such thirty (30) days' notice period.

        6.     Confidential Information, Non-Competition; Non-Solicitation.

          (a)   Confidential Information. Executive acknowledges that in his employment hereunder he will occupy a position of trust and confidence. Executive shall not, except in the course of the good faith performance of his duties hereunder or as required by applicable law, without limitation in time or until such information shall have become public other than by Executive's unauthorized disclosure, disclose to others or use, whether directly or indirectly, any Confidential Information regarding the Company, its subsidiaries and affiliates. "Confidential Information" shall mean information about the Company, its subsidiaries or affiliates, or their respective clients or customers that was learned by Executive in the course of his employment by the Company, its subsidiaries or affiliates, including (without limitation) any proprietary knowledge, trade secrets, data, formulae, information and client and customer lists and all papers, resumes, and records

  (including computer records) of the documents containing such Confidential Information, but excludes information (i) which is in the public domain through no unauthorized act or omission of Executive; or (ii) which becomes available to Executive on a non-confidential basis from a source other than the Company or its affiliates without breach of such source's confidentiality or non-disclosure obligations to the Company or any affiliate. Executive agrees to deliver or return to the Company, at the Company's request at any time or upon termination or expiration of his employment or as soon thereafter as possible, (A) all documents, computer tapes and disks, records, lists, data, drawings, prints, notes and written information (and all copies thereof) furnished by the Company, its subsidiaries or affiliates, or prepared by Executive during the term of his employment by the Company, its subsidiaries or affiliates, and (B) all notebooks and other data relating to research or experiments or other work conducted by Executive in the scope of employment.

          (b)   Non-Competition. During the period of Executive's employment by the Company and, if Executive's employment is terminated under Sections 5(a), (b) or (c) above (and provided the Company fulfills its obligations thereunder) until the second anniversary of the date of Executive's employment termination, or if Executive's employment is terminated under Section 5(d), for the period called for thereunder (the "Non-Competition Period"), Executive shall not, directly or indirectly, without the prior written consent of the Company, provide consultative services or otherwise provide services to (whether as an employee or a consultant, with or without pay) or, own, manage, operate, join, control, participate in, or be connected with (as a stockholder, partner, or otherwise), any business, individual, partner, firm, corporation, or other entity that is then a competitor of the Company, its subsidiaries or affiliates (each such competitor a "Competitor of the Company"); provided, however, that the "beneficial ownership" by Executive, either individually or as a member of a "group," as such terms are used in Rule 13d of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of not more than five percent (5%) of the voting stock of any publicly held corporation shall not alone constitute a violation of this Agreement. Executive and the Company acknowledge and agree that the business of the Company extends throughout the United States, and that the terms of the non-competition agreement set forth herein shall apply on a nationwide basis throughout the United States.

          (c)   Non-Solicitation of Customers and Suppliers. During the period of Executive's employment by the Company and, if Executive's employment is terminated under Sections 5(a), (b) or (c) above (and provided the Company fulfills its obligations thereunder) until the second anniversary of the date of Executive's employment termination, or if Executive's employment is terminated under Section 5(d), the Non-Competition Period, Executive shall not, directly or indirectly, influence or attempt to influence customers or suppliers of the Company or any of its subsidiaries or affiliates to divert any of their business to any Competitor of the Company.

          (d)   Non-Solicitation of Employees. Executive recognizes that he possesses and will possess Confidential Information about other employees of the Company, its subsidiaries or affiliates, relating to their education, experience, skills, abilities, compensation and benefits, and inter-personal relationships with customers of the Company, its subsidiaries or affiliates. Executive recognizes that the information he possesses and will possess about these other employees is not generally known, is of substantial value to the Company, its subsidiaries or affiliates in developing their business and in securing and retaining customers, and has been and will be acquired by him because of his business position with the Company, its subsidiaries or affiliates. Executive agrees that, during the period of Executive's employment by the Company and for a period of two (2) years thereafter, he will not, directly or indirectly, solicit, recruit, induce, or encourage or attempt to solicit, recruit, induce, or encourage any employee of the Company, its subsidiaries or affiliates (i) for the purpose of being employed by him or by any Competitor of the Company on whose behalf he is acting as an agent, representative or employee or (ii) to terminate his or her employment or any other relationship with the Company, its subsidiaries, or affiliates. Executive also agrees that Executive will not convey any such Confidential Information or trade secrets about other employees of the Company, its subsidiaries, or affiliates to any other person."

          (e)   Injunctive Relief. It is expressly agreed that the Company will or would suffer irreparable injury if Executive were to violate any of the provisions of this Section 6 and that the Company would by reason of such violation be entitled to injunctive relief in a court of appropriate jurisdiction, and Executive further consents and stipulates to the entry of such injunctive relief in such a court prohibiting Executive from so violating Section 6 of this Agreement.

          (f)    Survival of Provisions. The obligations contained in this Section 6 shall survive the termination or expiration of Executive's employment with the Company and shall be fully enforceable thereafter.

        7.     No Conflict. Executive represents and warrants that Executive is not subject to any agreement, instrument, order, judgment or decree of any kind, or any other restrictive agreement of any character, which would prevent Executive from entering into this Agreement or would conflict with the performance of Executive's duties pursuant to this Agreement. Executive represents and warrants that Executive will not engage in any activity which would conflict with the performance of Executive's duties pursuant to this Agreement.

        8.     Notices. All notices and other communications under this Agreement shall be in writing and shall be given by courier service or first-class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given on the date receipt is recorded by the appropriate delivery service, or may be delivered personally by hand to the respective persons named below:

If to Company:	Dearborn Holdings Corporation 500 W. Dutton Mill Road Aston, PA 19104 Attention: David Helwig

with copies to:
GFI
11611 San Vicente Boulevard; Suite 710
Los Angeles, CA 90049
Attention: Ian Schapiro

and

OCM
333 South Grand Avenue
Los Angeles, CA 90071
Attention: Christopher Brothers

and

Skadden, Arps, Slate, Meagher & Flom LLP
300 South Grand Avenue
Los Angeles, CA 90071-3144
Attention: Jeffrey H. Cohen, Esq.

If to Executive:	Terence R. Montgomery 1245 Longmeadow Road Boothwyn, PA 19061
with a copy to:

Either party may change such party's address for notices by notice duly given pursuant hereto.

        9.     Dispute Resolution; Attorneys' Fees. The Company and Executive agree that any dispute arising as to the parties' rights and obligations hereunder, other than with respect to Section 6, shall, at the election and upon written demand of either party, be submitted to arbitration before a single arbitrator in Delaware County, PA under the National Rules for the Resolution of Employment Disputes of the American Arbitration Association.

        10.   Assignment; Successors. This Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided that, in the event of the merger, consolidation, transfer, or sale of all or substantially all of the assets of the Company with or to any other individual or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder.

        11.   Governing Law. This Agreement and the legal relations thus created between the parties hereto shall be governed by and construed under and in accordance with the laws of the State of Delaware.

        12.   Withholding. The Company shall make such deductions and withhold such amounts from each payment made to Executive hereunder as may be required from time to time by law, governmental regulation or order.

        13.   Headings. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

        14.   Waiver; Modification. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times. This Agreement shall not be modified in any respect except by a writing executed by each party hereto.

        15.   Severability. If for any reason any term or provision containing a restriction set forth herein is held to be for a length of time which is unreasonable or in other way is construed to be too broad or to any extent invalid, such term or provision shall not be determined to be null, void and of no effect, but to the extent the same is or would be valid or enforceable under applicable law, any court shall construe and reform this Agreement to provide for a restriction having the maximum time period and other provisions as shall be valid and enforceable under applicable law. If, notwithstanding the previous sentence, any term or provision of this Agreement is held to be invalid or unenforceable, all other valid terms and provisions hereof shall remain in full force and effect, and all of the terms and provisions of this Agreement shall be deemed to be severable in nature.

        16.   Entire Agreement; Effect on Certain Prior Agreements. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supercedes any prior agreements between them with respect to the subject matter hereof, including all prior employment, retention, severance or related agreements between Executive and the Company or any successor, predecessor or affiliate. Without limiting the generality of the foregoing, the obligations under this Agreement with respect to any termination of employment of Executive, for whatever reason, supersede any severance or related obligations of the Company or any of its successors, predecessors or affiliates in any plan of the Company or any of its successors, predecessors or affiliates or any agreement between Executive and the Company or any of its successors, predecessors or affiliates, including without limitation that certain Employment Agreement dated September 15, 2000, between Exelon Infrastructure Services, Inc. and Executive, as amended, and Executive shall not be entitled to any severance amounts under any such plan or agreement. Exelon Enterprises Company, LLC shall be a third party beneficiary of the preceding sentence. Notwithstanding the foregoing or anything to the contrary in this Agreement, neither this Agreement nor any provision hereof shall supersede or otherwise limit any of Executive's rights under that certain Settlement Agreement and General Release of Claims dated September 23, 2003, between Executive and InfraSource, Inc.

        17.   Agreements of InfraSource. In consideration for, and as an inducement to, Executive entering into this Agreement, InfraSource hereby guarantees payment and performance of the Company's obligations under Sections 4 and 5 of this Agreement. The liability of InfraSource hereunder shall be primary and joint and several with that of the Company. Any amounts paid to Executive by InfraSource hereunder shall automatically reduce, on a dollar for dollar basis, the obligations of the Company with respect to the same amounts.

        18.   Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

        IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and Executive has hereunto signed this Agreement, as of the date first above written.

DEARBORN HOLDINGS CORPORATION

By:	/s/ IAN SCHAPIRO
Its:	President

EXECUTIVE

/s/ TERENCE R. MONTGOMERY

INFRASOURCE INCORPORATED
By:	/s/ DAVID R. HELWIG
Its:	Chief Executive Officer